Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q2 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: July 26, 2013/11:00AM EST

Operator

Good day and welcome to the Saia Inc. second-quarter 2013 results conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Ms. Renèe McKenzie. Please go ahead, ma’am.

Renèe McKenzie - Saia, Inc. — Treasurer

Thank you, Kayla. Good morning and welcome to Saia’s second-quarter 2013 conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer, and Jim Darby, our VP, Finance and Chief Financial Officer.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I would like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia, Inc. — President, CEO

Well, good morning and thank you for joining us. I am pleased to report that Saia again delivered record earnings in the second quarter. Our success is due to the hard work and dedication of every member of the Saia team. You see improved results across the board, in everything from customer service, technology, claims and safety. It is gratifying that we continue to achieve these meaningful improvements despite a relatively sluggish economy.

To keep items comparable, all prior period share and per-share data in these remarks have been adjusted to reflect the Company’s recent 3-for-2 stock split.

Let me start by reviewing some highlights from the quarter compared to the second quarter of last year. Revenue was $293 million, up 2%; earnings per share were $0.54 versus $0.48; our operating ratio was 92.0 versus 92.6; our LTL tonnage decreased by 1.6%; our LTL shipments were down 0.9% and our LTL yield increased 3.2% due to favorable pricing actions and freight mix changes.

Saia’s high service quality, effective revenue management and focus on operational excellence were the drivers of our margin improvement. While volumes during the quarter were relatively soft, in line with the general economy, we continue to advance our value proposition with investments in quality and customer service.

As previously outlined, Saia has a number of initiatives underway targeting $20 million of annual savings that we believe will provide a substantial offset to inflationary wage and cost pressures. Here are a few of the highlights we achieved that contributed to our results during the quarter.

Delivery of 98% on-time service, consistently and reliably, for the seventh quarter in a row. Our industrial engineering initiatives and corresponding operational efficiencies continue to reduce purchase transportation, down another 8% in the quarter. Fuel efficiency, supported by our electronic onboard devices, improved nearly 7%. Over 80% of all Saia drivers are now meeting their progressive shifting targets.

Training and in-cab technology continue to support our safety goals. Accident expense was 5% below last year due to improved frequency and severity.

Our 20 dimensioners located in our larger facilities allow us to provide quick, reliable and accurate density measurements of our shipments. Implementation of a more sophisticated granular pricing and profit management philosophy over the past year continues to improve yields. Targeted marketing efforts and additional inside sales resources are contributing to further revenue growth in our field business.

Increased training investments, new equipment and dock-related technology allow us to again improve our cargo claims ratio, as well as Saia’s Quality Matters initiative has been a key component of the culture of our Company. You can see quality demonstrated at every terminal, shop and office facility across our network. I believe that our continued focus on quality, customer service, revenue management and operational excellence has set the stage for additional improvements in the second half of the year.

We have just completed the one-year anniversary of our new Truckload and Logistic Service groups. Now rebranded as Saia TL Plus and Saia Logistics Services, the acquired companies support Saia’s strategic goal of diversifying our service portfolio. We just wrapped up the training of the remainder of our sales force to offer this additional suite of services to Saia’s customer base. We expect to achieve additional revenue and profit growth from cross-selling initiatives moving forward.

Saia’s balance sheet and cash flow are strong, which provides the financial strength to make significant investments in our people, equipment and technology that are making the enhancement of our value proposition possible. As you have heard me say before, I believe that Saia’s quality service offering, focused pricing discipline, target marketing and consistent cost execution provide a strong foundation for long-term profitable growth and increased shareholder and customer value.

Now I would like to have Jim Darby review our second quarter and year-to-date results. Jim?

Jim Darby - Saia, Inc. — VP of Finance, CFO

Thanks, Rick, and good morning, everyone. As Rick mentioned, the second-quarter 2013 earnings per share were $0.54 compared to $0.48 in the second quarter of 2012. For the quarter, revenues were $293 million, with an operating income of $23.3 million. This compares to 2012 second-quarter revenue of $288 million and operating income of $21.2 million.

The LTL yield for second-quarter 2013 increased by 3.2%, which primarily reflects the favorable impact of continued pricing actions. Continuing our trend from the past several quarters, yield showed steady improvement as we continue to achieve price increases.

Our industrial engineering initiatives and operational effectiveness have reduced our reliance on purchased transportation, significantly enhanced our fuel utilization and reduced our self-insurance cost.

The quarter, however, did include higher costs from wage and benefit increases necessary to compensate our workforce and meet customer requirements. While we have invested heavily in new tractors and have reduced the age of our fleet, maintenance costs were again impacted by more costly routine maintenance and higher parts costs. These factors increased maintenance expense by $3.3 million compared to the second quarter of 2012.

Depreciation and amortization ran $12.4 million during the quarter versus $12 million in the prior-year quarter.

As we previously announced, we implemented a 3% wage and salary increase companywide effective in early July. This increase will add approximately $13 million in expense on an annualized basis. We anticipate the impact of this wage increase to be partially offset by further productivity and efficiency gains.

Year-to-date revenues were $566 million compared to $556 million in the prior-year period. In the first half of 2013, operating income was $37.8 million with net income of $22.7 million compared to operating income of $32.2 million with net income of $17.4 million in the prior-year period.

Earnings per share were $0.90 compared to $0.70 in the first half of 2012.

Our effective tax rate was 37.7% for the second quarter of 2013. For modeling purposes, we expect our effective tax rate to be approximately 37.5% for the full-year 2013. This rate excludes the impact of the tax credits recorded during the first quarter 2013 that were retroactive to 2012.

On June 28, 2013, we entered into an amendment to Saia’s revolving credit facility to increase our borrowing capacity, lower certain interest rates and extend the duration of the facility. I am pleased with the terms of this agreement as it provides flexibility for Saia’s future growth opportunities.

At June 30, 2013, total debt was $99 million. Net of the Company’s $2.9 million cash balance, net debt to total capital was 25.5%. This compares to total debt of $90.7 million and net debt to total capital of 27.4% at June 30, 2012.

Net capital expenditures for the first half of 2013 were $71 million. This compares to $69 million of net capital expenditures during the same period in 2012. The Company is still planning net capital expenditures in 2013 of approximately $90 million. This level reflects the purchase of replacement tractors and trailers and the Company’s continued investment in technology.

As Rick mentioned earlier, Saia’s 3-for-2 stock split was paid in the form of a stock dividend June 13, 2013 for shareholders of record on May 31, 2013. This increased our average common shares outstanding by 50% to approximately 24.2 million shares. We believe the stock split will improve market liquidity and trading volume of our common stock, which should broaden our investor base.

Now I would like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President, CEO

Thank you, Jim. The second quarter finished with improved margin and profit progress achieved through solid execution across our network. I believe our ongoing investments in technology and quality have set the stage for us to build on these demonstrated results.

We remain committed to our core strategy of improving yield, enhancing customer satisfaction, building density and reducing costs for engineered process improvements and continuous employee training. This strategy provides the base for long-term profitable growth and increased shareholder and customer value going forward.

With these comments, we are now ready to answer your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). William Greene, Morgan Stanley.

William Greene - Morgan Stanley — Analyst

Good morning. Rick, one of the things I think you’ve mentioned in the past is if you are able to hit your target or sort of aspirational OR of kind in the 93 range, you will sort of look to expand the network in various ways and go back into more of a growth mode or a build mode.

If you look at some of the acquisitions you’ve done in the past, as you have gone down and done those acquisitions, how long did it take to sort of do the integration, as well as deliver synergies? What kind of turnaround was that when you started to invest that way?

Rick O’Dell - Saia, Inc. — President, CEO

Well, we actually — when we’ve made acquisitions in the past, we made some — we were really doing it for the synergy revenue of the cross-sell, the integrations were on a very quick timeline. Generally we did them within 60 to 90 days and made the company Saia and began to cross-sell essentially immediately.

But I think each acquisition is different, depending upon what the geography is and what you are trying to achieve with it. And I think maybe the stability or quality of the company that you acquire could have an impact on that as well. But in the past, again, immediately adjacent geographies with very little overlap, and we did those integrations very quickly.

William Greene - Morgan Stanley — Analyst

Yes. Okay, that makes sense. So when you look at 2014 and beyond, and you think about resuming sort of a growth strategy, can you just remind us sort of the level of maintenance CapEx and kind of what you’re comfortable spending for growth? What is sort of a realistic level of growth CapEx? Thank you.

Rick O’Dell - Saia, Inc. — President, CEO

I mean, I think our maintenance CapEx — Jim, you want to handle that question first?

Jim Darby - Saia, Inc. — VP of Finance, CFO

Sure. Yes, and for next year, we still would have some deferred CapEx for trailer purchases. So we would expect to have an elevated level next year in CapEx, somewhat similar to what we are having this year. That would be absent growth.

And then if you looked out beyond that, maintenance levels would probably run $65 million or so, and then you would have to layer in on top of that growth.

Rick O’Dell - Saia, Inc. — President, CEO

And I guess from a capital standpoint, I think we have some additional capacity, both in — some in our fleet, as well as a significant amount in our real estate to grow within our existing geography. And then obviously, whether you acquire a company or expand it organically would require some — potentially some incremental investment, depending upon the scope of the geography you expanded into potentially, right?

William Greene - Morgan Stanley — Analyst

Okay, that’s great. Thanks for the time.

Operator

Jason Seidl, Cowen.

Jason Seidl - Cowen — Analyst

Good morning, how are you? A couple quick questions. Old Dominion on their conference call the other day basically was saying that they felt the LTL pricing environment improved during 2Q. Just wanted to get a sense of how Saia viewed it.

Rick O’Dell - Saia, Inc. — President, CEO

Yes, I think it stayed pretty stable. Our contract renewals continue to be in the 3% to 4% range, and that’s kind of with what we had anticipated and what we had been seeing. And then our theoretical yield model shows, adjusted for length of haul, weight per shipment, that our yields actually increased in that range as well. So I think the yield environment has been pretty good, stayed rational.

Jason Seidl - Cowen — Analyst

Okay. And when I look at some of your new services that you guys have been rolling out, how should we view that going forward in terms of sort of the margins on that and the flowthrough towards the P&L?

Rick O’Dell - Saia, Inc. — President, CEO

The margins are good on that business; it is just small. I think we would say — we said initially we thought $0.04 to $0.06 accretive on a performance basis for this year, and it’s performing in alignment with that. So far, it has grown nicely, but I think there’s certainly clearly a lot of upside there as well.

And then as we’ve kind of set the business up to be scalable and handle some incremental volume, there has been some near-term investments in that, but the incremental margins are still good. I would expect them to improve going forward.

So again, I think $0.04 to $0.06 accretive this year is still in line with what we’ve — how we are performing and what we expect and we would expect it to — should be able to at least grow that by 50% a year I would think going forward. That’s probably — should be a low number, but that’s something I’d be comfortable with at this point in time.

Jason Seidl - Cowen — Analyst

And that’s just with what you have now, you should be able to grow it 50%?

Rick O’Dell - Saia, Inc. — President, CEO

Yes, as I said, without making additional acquisitions or something that would improve that segment of the business.

Jason Seidl - Cowen — Analyst

Okay. And getting back to Bill’s question, building around the CapEx, as you pass 2014, when you are sort of caught up and the trailer purchases are done, you guys have been generating some pretty decent cash flow. Is this what you guys are going to try and use to help grow the rest of the asset-based business, or are there other plans for the uses of cash?

Rick O’Dell - Saia, Inc. — President, CEO

Obviously, as returns get better in the business, we would like to continue to see some growth there. I think there’s plenty of opportunities to grow within our existing geography, and that would require some incremental equipment.

We have some facilities that we lease that we could potentially acquire over a period of time to get stability in the facility, make some incremental investments for shop infrastructure and things like that, that would provide some good returns for us going forward as well. So I think there’s clearly some opportunities, and obviously, you talk about the cash flow as the catch-up CapEx come behind should get better.

And then we also clearly believe there’s further room for margin improvement in our business through growing density, improving our value proposition and continuing to seek some cost savings moving forward.

So yes, I think there’s a lot of, obviously, opportunities to both improve cash flow and then evaluate how that should be spent.

Jason Seidl - Cowen — Analyst

These are all good decisions to make, right?

Rick O’Dell - Saia, Inc. — President, CEO

Yes, right.

Jason Seidl - Cowen — Analyst

Last question, and I will turn it over to somebody else. If I heard you guys correctly, maintenance expense up $3.3 million over the prior year. Should we expect those levels to sort of continue going forward or should they sort of trend back down to more normalized levels?

Rick O’Dell - Saia, Inc. — President, CEO

You know, some of our capital expenditures that we’d anticipated coming in in the first quarter have got pushed back a little bit, so I think that had an impact. We have actually changed some of our maintenance infrastructure, so we are probably maintaining our equipment at a better level than we ever have before. And in doing that, I think there’s probably some catch-up maintenance expense that goes as we kind of reevaluated and went through that process. So I would expect it to level off and/or decline over a period of time.

We continue to look at that. Quite frankly, the fuel economy in the new equipment is surprisingly good, and we are also evaluating whether over time we may want to take the age of our tractor fleet down and have a good payback in terms of the maintenance and the fuel equipment and fuel savings as well. So over time, that could impact our CapEx look as well. As long as there’s returns in it, we clearly have something we need to look at.

Jason Seidl - Cowen — Analyst

All right, thanks, guys. Listen, I appreciate the time, as always.

Operator

Brad Delco, Stevens.

Brad Delco - Stephens — Analyst

Good morning, Jim, Rick and Renèe. Jim, I think this is your favorite question, but we are seeing I guess on a year-over-year basis some LTL tonnage improvements. Did we see that through the quarter? Maybe you can provide the year-over-year and then maybe what you are seeing so far in July.

Jim Darby - Saia, Inc. — VP of Finance, CFO

Sure, Brad. And you are right; it was improving as we went through the quarter. We reported LTL tonnage being down 1.6% for the quarter, but it did improve each month. April was down 2.5% versus the prior-year April. May was down 2% versus the prior-year May. And June was essentially flat with the prior year.

So far what we are seeing in the month of July is, including a fairly weak July 5 that fell as a day by itself after the holiday; we are showing down 8/10 of one percent. If we take out that one unusually light day, the rest of the days are showing that we are actually trending up 7/10 of a percent with LTL tonnage over last year’s July.

Brad Delco - Stephens — Analyst

Got you. So do you think we are at a point now — and I think we talked about this in prior calls — where we are going to see positive tonnage growth in potentially third and fourth quarter?

Rick O’Dell - Saia, Inc. — President, CEO

I think that would be our objective, clearly. And I think if you look at, again, absent kind of the weird comp day, because you had that July 5 as — I call it a dangling workday, a one-day week there, not a lot of people worked apparently. So that was really light. But again, absent that, we are trending up almost 1% compared to the negative comps we saw previously.

So if we see normal seasonality from that going forward, plus some of our marketing efforts, we would expect to see positive tonnage. Obviously, that can contribute to our margin improvement going forward, and I think as we are generating some much better margins, clearly, it’s worth reinvesting in the business at these types of returns and obviously seeking some stronger returns from those density benefits going forward.

Brad Delco - Stephens — Analyst

Got you. Then maybe a final question. Just to look at the year-over-year change in the operating ratio, it decelerated just a little bit in the second quarter. I was wondering — is the delay of getting some of that equipment, does that have — can you kind of quantify what impact that had on the margins? And would you expect year-over-year margin improvement to kind of accelerate or reaccelerate in the back half of the year? Any color you could provide on that would be helpful.

Rick O’Dell - Saia, Inc. — President, CEO

The quarter was in line with kind of our expectations for the quarter. I thought it was actually pretty good. Last year’s second quarter was very strong. We had some favorable dynamics, particularly with respect to some self-insurance and stuff, and this year, we actually had a pretty good self-insurance quarter as well with — obviously, our claims ratio improved and we talked about our accident expense being a little bit better again. But I thought the absolute results were pretty good.

The second half of last year, our tonnage kind of decelerated through 2Q and into third quarter. And then we had some cost challenges in the third quarter. And so I think, as we kind of indicated on our last call, we would expect some stronger year-over-year comps in the second half of this year, with some of our — with our current run rate, plus some of the initiatives we have and the fact that last year wasn’t — actually, I was disappointed in the second half of last year. So we don’t want — we are not planning on repeating a disappointing performance that we had last year. So I think we would expect it to be better.

Brad Delco - Stephens — Analyst

Great. Well, I appreciate the time.

Operator

David Ross, Stifel Nicolas.

David Ross - Stifel Nicolaus — Analyst

Yes, good morning, gentlemen and lady. Could you talk a little bit more about the yields? Fuel surcharge, did that have a negative impact on the yield year-over-year? And then also given the length of haul was up and weight per shipment was down, those are both kind of positive tailwinds for yield; it seemed to me that core pricing might be below 3% if that were the case, given the yields are only up 3.2%, inclusive of the mix change.

Rick O’Dell - Saia, Inc. — President, CEO

The main difference there is that the fuel surcharge year-over-year was actually lower on a percentage basis because fuel prices are down a little bit.

David Ross - Stifel Nicolaus — Analyst

But you’re just saying core pricing, 3% to 4% is still kind of the norm, not going up much, not going down much, it’s pretty stable?

Rick O’Dell - Saia, Inc. — President, CEO

Correct.

David Ross - Stifel Nicolaus — Analyst

And then I think, Jim, you made a comment about higher costs from wage and benefit increases negatively impacting the second quarter. Was that anything out of the normal wage and benefit increases you took last year?

Jim Darby - Saia, Inc. — VP of Finance, CFO

No, you are exactly right. We did a wage increase July of last year, and so you are going to have some of that effect second quarter compared to second quarter a year ago. So that was pretty much as expected.

David Ross - Stifel Nicolaus — Analyst

Okay.

Rick O’Dell - Saia, Inc. — President, CEO

But again, second quarter of last year, we had the same timing of the wage increase. And then our general rate increase is effective on July 1, and essentially the increase from the general rate increases will essentially offset the wage increase for the quarter.

David Ross - Stifel Nicolaus — Analyst

And then I don’t know if I missed it, but did you talk about the linehaul load average? Is that still improving?

Rick O’Dell - Saia, Inc. — President, CEO

It is. Our load average is actually up over 4%. We talked about purchased transportation being down, but I think we actually had set an objective as part of our $20 million savings to add some linehaul optimization, and that included load average. And our load average is up a little over 4%. It’s been a nice contributor to our margin improvement.

David Ross - Stifel Nicolaus — Analyst

Yes, that’s great. And then last question is just on the new revolver that you guys negotiated. What’s the impact on borrowing costs or interest expense going forward? Is there kind of an annual savings number you can give us, Jim?

Jim Darby - Saia, Inc. — VP of Finance, CFO

Dave, what I can tell you — that would be dependent, of course, on our level of borrowing. What I would tell you is that if you look at our level of borrowing in the second quarter, we would have improved — it would have been about $75,000 lower for the quarter.

David Ross - Stifel Nicolaus — Analyst

Okay, excellent. Thank you very much.

Operator

Art Hatfield, Raymond James.

Art Hatfield - Raymond James — Analyst

Morning, Renèe and young men. Just real quick — a lot of my questions have been answered. But Rick, as we think about things going forward, the last couple years, you’ve done such a good job on the cost side in a fairly tough freight environment. I think in the quarter, I think my calculation was your incremental margin on the revenue growth was about 40%, and I think it has been higher than that recently.

Where are you at in this kind of — I don’t want call it a restructuring — but kind of reengineering of the Company and the network? And what needs to happen for you to kind of be able to maintain those types of incremental margins, if it’s even feasible to do so?

Rick O’Dell - Saia, Inc. — President, CEO

I think there’s still obviously a lot of opportunities — we go through them all the time with quarterly reviews and try to identify where there are opportunities for further optimization. And I think too, we talk about in our conference call, we’ve had seven quarters of our 98% on-time service in a row. And that’s — in terms of a history of a company, that’s not really very long. Right? We have upped our service standard and performed at a much higher level.

I think this — I call it a rethinking of kind of our pricing mechanism, to be more sophisticated and targeted in what we are trying to do and willing to do, which is clearly required as your customer base gets more sophisticated.

We’ve cycled through basically our existing customer base with that, and I think the big opportunity is to continue to market and brand the Company as a high-quality, value-oriented organization that’s performing at a high level, and market that to customers so that we can really generate some growth.

So we continue to find opportunities on the cost side. And then I think, again, we are seeing some obviously less negative comparisons from a tonnage basis. You hate to talk about it that way, but that’s kind of where we have been. And we would expect, as we get it in a more normal, targeted range for yield improvements that we would expect to see some positive tonnage and some benefits from that.

Because we have excess capacity in our network. For instance, our linehaul operation has never performed at a more efficient level. And one of the things we are going to look at is targeting some more intermediate and longer-haul business that we have not done so much in the past. And part of the reason you can do that and operate more profitably at that because we are performing better from a linehaul basis. And the way you load the trailers in some of those longer-haul lanes, it allows you to handle that business on a profitable basis.

So I think there are plenty of opportunities for us to improve. And while these are good margins for us on a historical basis, there’s plenty of opportunities in the market place to do better. So I would expect our incremental margins to still be good going forward.

Art Hatfield - Raymond James — Analyst

Okay, and that’s very helpful. In that point where you make about your 98% service levels, like you said, I mean, seven quarters is great, but you want to continue to do that. Have you actually been able to see any customer wins yet based on the recent success of your on-time?

Rick O’Dell - Saia, Inc. — President, CEO

Clearly, we have, and we have gone back to customers that we haven’t done business with for five years and kind of represented the Company the way we are today and the way we are performing, from on-time service and a claims rate perspective and some of the technology that we have that we didn’t have five years ago. And it’s being well-received.

As you know, particularly with the national accounts side, that takes longer than it does through smaller customers, because you have to wait until it comes up for bid, and you go through that process. And what happens — people have a long memory for defects or a problem that you had or when you parted ways at some prior period of time.

But I think if you look at the way the Company’s performing on an absolute basis and the recognition — I mean, our existing customers are scoring us very high in terms of our performance, and so there’s an opportunity to expand that beyond. And I don’t know if we’ve talked to you about it. I know we’ve done some things in some of our one-on-ones to talk about some of the leads we are buying now. And our market research shows that our image is improving.

But I think your image improving trails your actual performance, and so we are putting some additional efforts into being out there, being in front of customers to make sure they recognize the opportunity of the value proposition that we offer today in the marketplace. We have a really good cost structure and we have a really good product offering, so we should be winning out there.

Art Hatfield - Raymond James — Analyst

Yes. No, again, that’s great color. And finally — and I’m throwing a line into the water on this. I don’t know that you can even answer this. But — and it’s very early. But have you seen any business come your way or had any conversations with customers — existing customers or potential customers about their need for help based on experience that they’re having due to hours of service implementation?

Rick O’Dell - Saia, Inc. — President, CEO

No, not specifically. No, I don’t think so.

Art Hatfield - Raymond James — Analyst

I didn’t think so, but I thought I would ask anyway.

Rick O’Dell - Saia, Inc. — President, CEO

I think over time, you may see that happen and it should impact the truckload market, and we may see high weighted shipments.

Art Hatfield - Raymond James — Analyst

It would flow to LTL, I was thinking.

Rick O’Dell - Saia, Inc. — President, CEO

Yes, truckload stop-offs you would think become more difficult to do and less attractive, and we would see that. But obviously, our weight per shipment actually was down. So I can’t say we’ve had any success with that.

One of the things we’ve actually seen — this is kind of interesting — as we’ve worked on kind of our more granular lane-based pricing and that’s caused us to rebalance the network in some cases, where you take out unprofitable business in a Head haul lane. So as we rebalanced our linehaul network to some extent, we have less obvious backhaul that we used to market on truckload spot quotes. So some of that business has actually kind of gone away and impacted our tonnage on our weight per shipment a little bit.

Art Hatfield - Raymond James — Analyst

Okay.

Rick O’Dell - Saia, Inc. — President, CEO

I balanced the network by not handling the LTL business that wasn’t contributing well. Well now, I don’t need the cheap backhaul to fill that lane, it had some impact on our volume, but it has been good for our profit.

Art Hatfield - Raymond James — Analyst

Got it. Great, thanks for the time today. Have a good day and weekend.

Operator

Thom Albrecht, BB&T.

Thom Albrecht - BB&T — Analyst

Good morning. Rick, I know you mentioned the load average was up about 4%. You have a number you can share?

Rick O’Dell - Saia, Inc. — President, CEO

The absolute number?

Thom Albrecht - BB&T — Analyst

Yes, yes.

Rick O’Dell - Saia, Inc. — President, CEO

It’s in the mid-28s.

Thom Albrecht - BB&T — Analyst

Okay. And then you mentioned fuel surcharge. I know in the 10-K report, you do give what that is as a percentage of revenues. Last year, it was 17.3%. When you mention it was a little lower on a year-over-year average, was it above or below that 17.3% figure?

Jim Darby - Saia, Inc. — VP of Finance, CFO

It’s running about 7/10 of a percent less, I believe, Thom. It was less in second quarter of this year than it was a year ago.

Thom Albrecht - BB&T — Analyst

All right. And would that be also below that 17.3% or just 7/10 year-over-year?

Jim Darby - Saia, Inc. — VP of Finance, CFO

Yes, compared to the 17.3%, it would be about 7/10 below.

Thom Albrecht - BB&T — Analyst

Okay. And then where do you stand, Rick, with the Logistics trailers? How many have you taken between new and retrofitted? I know that’s going to be a big part of your productivity going forward, and it got underway some in the second quarter. But bring us up to speed.

Rick O’Dell - Saia, Inc. — President, CEO

Just last week, we ran — 93% of our linehaul schedules were run on Logistics Post trailers. And previously, we had — 75% of our trailers were all Logistics Post trailers previously, but we actually ran about 80% to 82% on Logistics Posts. Because we have a methodology that you can’t load a flat-sided trailer when you have a Logistics Post trailer there.

So we had a higher utilization of our Logistics Post equipment. But again, that’s moved up from in the low 80% range to 93% last week. So that improved through the quarter. And we have some additional trailers are still being delivered, but we are probably 80% of this year’s orders have been delivered.

We are not retrofitting — we are really replacing all of our smooth-sided trailers, and I think the retrofit thing you’re thinking of is we are putting the skirts on for fuel economy on the other Pups that we have.

Thom Albrecht - BB&T — Analyst

Right, so let’s say your load factor was 28.6. With the high compliance with these types of trailers, where do you think that linehaul load average could go?

Rick O’Dell - Saia, Inc. — President, CEO

We’ve done over 29 before for a week; we can do it. Part of it is dependent upon growth and density, right, and our execution. But our internal goal is to clearly exceed 29, which would be another couple percent, almost.

Jim Darby - Saia, Inc. — VP of Finance, CFO

Yes.

Thom Albrecht - BB&T — Analyst

And on the PT, I know there’s a lot that goes into PT, it was 6.6% of revenues. You are trying to balance solo one-ways and a whole variety of things. But have you brought that down about as low as it can, or do you think that that could be eventually something that’s more consistently 5.5% to 6% of revenues instead of 6.5%?

Rick O’Dell - Saia, Inc. — President, CEO

I think where it is is probably right. I mean, obviously you are always looking for opportunities to optimize it. But a number of things that we have done have kind of taken it down pretty dramatically. And obviously, we don’t willingly operate at a sub-optimal level.

And actually, I wouldn’t even complain if it had to go up for a while. If we were growing and we had to on a near-term basis service something with PT and then reoptimize it going forward, I mean, those are opportunities that wouldn’t necessarily be a bad thing either.

And then a lot of what we are doing in that PT line is on the rail too, and that’s very cost-effective utilization, two, three days a week. And I think there’s a good opportunity for us to grow intermediate haul and longer haul business in a couple of our markets in particular that we are going to focus on and target going forward. So it could be an area — if we are growing that segment, it could be a positive too.

Thom Albrecht - BB&T — Analyst

Oh yes. Last question for Jim, kind of twofold. Are you still expecting depreciation at $52 million this year? And will healthcare costs still end up about $6 million higher, or are you having different experiences than that?

Jim Darby - Saia, Inc. — VP of Finance, CFO

Those are both good questions. The first one, the depreciation, because our equipment came in a little bit slower than what we had expected, I’m now looking at depreciation for the year to be closer to $51 million. You can see second quarter only went up from basically 12 to 12.4. So it was a little bit less than we had anticipated and it’s because of the slowness of getting the new units in and in service. So we are projecting the year to be about 51 now.

As far as the increase in the health plan, it’s pretty much tracking and we are still expecting the type of increases that we’ve quoted before, which I believe were in the range of about $5 million for the year.

Thom Albrecht - BB&T — Analyst

Okay.

Jim Darby - Saia, Inc. — VP of Finance, CFO

And that’s pretty much in line with what we’ve talked about before. The legislative impact, the higher excess carrier costs and just general inflation have taken that up again this year.

Thom Albrecht - BB&T — Analyst

Okay, that’s helpful. Thanks very much, everyone.

Operator

Scott Group, Wolfe Research.

Scott Group - Wolfe Research — Analyst

Hey, thanks. Morning, everyone. So I wanted to ask kind of a third-quarter margin question in a bit of a different way. It’s a tricky quarter in that there’s no clear trend of third quarter being better or worse than second quarter sequentially on a margin sampling.

May be if you can just help us think about some of the moving parts. I think maybe there’s an extra operating day, some of the maintenance costs were high in second quarter. But not sure how to think about margin sequentially from second to third and maybe you can provide a little bit of color.

Rick O’Dell - Saia, Inc. — President, CEO

Sure, as you said, it’s been an odd variance, particularly if you look back over the last five years. Third quarter versus second quarter of last year, though, the OR was actually deteriorated by 1.5 operating points. And again, as I commented earlier, I was clearly disappointed in our second half last year and we did have some what we would hope to be nonrecurring self-insurance adjustments and work comp that impacted the second half of last year. Actually, there was some in both quarters.

And if you look at our history, the average is a deterioration of about 0.70 OR points. And I guess I would say given some of the Company-focused initiatives and our tonnage turning positive that we would at this point expect to do a little better than that, absent some potential self-insurance and some other volatility that we clearly could have. But we would expect our core performance to do a little better than that.

Scott Group - Wolfe Research — Analyst

Okay, that’s great. Appreciate that. And then longer-term, as we think about the margins, 92 is obviously a really good quarter. OD put up 83.5 yesterday.

Rick O’Dell - Saia, Inc. — President, CEO

They did?

Scott Group - Wolfe Research — Analyst

As you think about where you can — they did — as you think about where you can take this thing four, five years from now, should we think that there’s chunks of $20 million a year of more costs to come out? Or is it really just about at this point, starting next year, to just start growing again and really build intensity? How do we think about the multiyear margin progression — or the drivers of it, I guess?

Rick O’Dell - Saia, Inc. — President, CEO

Obviously, there’s drivers on the top line, both through yield opportunities created by your value proposition in the marketplace. We believe there is clearly opportunities for us to grow and take share. Obviously, the economy has been kind of weak, hasn’t given us much help over the last couple years in LTL.

But the industry appears to be rational. Most of the players aren’t performing all that well, and we think that gives clearly some opportunities for us to continue to make improvements, both on the top line and the bottom line. And I would tell you every year, we target savings and improvement opportunities that would help us offset some inflationary costs, and we would clearly be in a position to do that again next year. We will have our set of initiatives that we are actually going to — beginning started outlining those at this point in time so we can get a good jumpstart on them.

And the Company historically has grown and taken share and performed well, and I think as we’ve kind of gone through this transition and more emphasis from us on some pricing discipline and things that are a key driver of margin success over time, it has been institutionalized in our Company I think there are still some opportunities there, but the big portion of that is kind of behind us. So that caused a lot of customer churn or turnover.

So we’ve replaced those customers with customers that understand our pricing philosophy and see the value of our service and the coverage that we offer at Saia. And I would expect us to continue to take some share and get some strength through our brand as we move forward too.

Because again, I think I wouldn’t necessarily call it a transformation, but there has been a big improvement in the Company’s performance on behalf of our customers over the last two years. And I think we are still in the process of demonstrating that brand and capitalizing on that brand improvement in the marketplace, and I would think that would be a multi-year opportunity.

So I think you said it first, but I don’t disagree, that someone else is defining the opportunity in the marketplace in LTL, and at this point in time, we are chasing that. But I think that Saia is in a good position to narrow that gap over a period of time with some of the execution capabilities that we have and the way that we are performing for our customers and our cost structure.

Scott Group - Wolfe Research — Analyst

That’s really helpful. Okay, appreciate it, guys. Thanks.

Operator

Chaz Jones, Wunderlich Securities.

Chaz Jones - Wunderlich Securities — Analyst

Good morning, thanks for taking my question. I just had one quick one. On the $20 million of cost savings, should we be thinking of that as kind of proportionally across the year or is that something that accelerates in the back half?

Rick O’Dell - Saia, Inc. — President, CEO

I would say there’s some of it left, let’s say, from a cost savings opportunity. But a lot of it we actually achieved kind of earlier in the year. I would tell you that the load average has improved dramatically early in the year. As we talked to Tom a little bit about what we think some of those future opportunities are, I think it could still be a couple percent better. So that would be some improvement opportunity that we have in the back half. And obviously, if we can achieve some growth and see a normal seasonality, we should be able to improve the load average and get the density benefits there.

The other big opportunity is in fuel economy. And some of the new equipment came in a little later than we had anticipated. Some of the trailer skirts, again, I think we have — most of our new trailers are in at the end of this quarter. And we are 86% complete retrofitting our existing fleet of linehaul equipment. And so we would expect some second half benefit in fuel economy.

We also continue to work with our drivers on progressive shifting and fuel-efficient driving techniques, and we are seeing some improvement in that. We actually achieved record miles per gallon in the month of June. And we have some more equipment — new equipment coming in that’s getting better than our average miles per gallon. So the fuel efficiency is probably the biggest opportunity in the second half.

Chaz Jones - Wunderlich Securities — Analyst

Okay, great. That’s helpful.

Operator

Thom Albrecht, BB&T.

Thom Albrecht - BB&T — Analyst

Just a couple of items here. What level of compliance are you at for weighing and research? And are you at 20 dimensioners, and if so, do you plan to add anymore?

Rick O’Dell - Saia, Inc. — President, CEO

I actually just ordered five more that are coming in in August.

Thom Albrecht - BB&T — Analyst

Okay. And then how about the weighing and research compliance? I think you were shooting for north of 95% this year, but just wanted to get an update.

Rick O’Dell - Saia, Inc. — President, CEO

We are at a very high level of reweighs and we don’t see much incremental opportunity there. So that’s probably already optimized.

Thom Albrecht - BB&T — Analyst

Okay, thank you.

Rick O’Dell - Saia, Inc. — President, CEO

On the weight and inspection side, the inspection side is probably the biggest opportunity that we have, more than on the scale utilization and deployment.

Thom Albrecht - BB&T — Analyst

Okay, thank you.

Operator

And there are no further questions at this time.

Rick O’Dell - Saia, Inc. — President, CEO

All right, thank you for your interest and your participation. We will talk to you soon.

Operator

This concludes today’s conference. Thank you for your participation.